Exhibit 10.15

[Execution]

AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT (this “Amendment No. 2”), dated as of November 10, 2005, by and among MPC Computers, LLC, a Delaware limited liability company (“MPC”), MPC-G, LLC, a Delaware limited liability company (“MPC-G”) and MPC Solutions Sales, LLC, a Delaware limited liability company (“MPC-S”, and together with MPC and MPC-G, each individually a “Borrower” and collectively, “Borrowers”), GTG PC Holdings, LLC, a Delaware limited liability company (“Guarantor”), and Wachovia Capital Finance Corporation (Western), a California corporation, in its capacity as agent (in such capacity, together with its successors and assigns, “Agent”) pursuant to the Loan Agreement (as hereinafter defined), acting for and on behalf of the parties thereto as lenders (each individually, a “Lender” and collectively, “Lenders”) and Lenders.

W I T N E S S E T H

WHEREAS, Agent, Lenders, Borrowers and Guarantor have entered into financing arrangements pursuant to which Agent and Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Loan and Security Agreement, dated July 8, 2005, by and among Agent, Lenders, Borrowers and Guarantor (as amended by Amendment No. 1 to Loan and Security Agreement, dated as of July 25, 2005, as amended hereby and as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders agree to make certain amendments to the Loan Agreement, and Agent and Lenders are willing to so agree, subject to the terms and conditions set forth herein, to make such amendments as more specifically set forth herein;

NOW THEREFORE, in consideration of the foregoing, and the respective agreements and covenants contained herein, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Additional Definition. As used herein or in any of the other Financing Agreements, the term “Amendment No. 2” shall mean this Amendment No. 2 to Loan and Security Agreement by and among Agent, Lenders, Borrowers and Guarantor, as amended, modified, supplemented, extended, renewed, restated or replaced, and the Loan Agreement and the other Financing Agreements shall be deemed and are hereby amended to include, in addition and not in limitation, such definition.

(b) Interpretation. For purposes of this Amendment No. 2, all terms used herein, including but not limited to, those terms used and/or defined herein or in the recitals hereto shall have the respective meanings assigned thereto in the Loan Agreement as amended by this Amendment No. 2.

2. Inventory Covenants. Section 7.3(d) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor: “(d) upon Agent's request, Borrowers shall, at their expense, deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely”.

3. Transactions with Affiliates. Section 9.12(b)(ii) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor: “no such payments that would cause the aggregate amount of all such payments in any fiscal year to exceed $250,000 shall be made unless after giving effect thereto, the daily average of Excess Availability for the thirty (30) days immediately preceding any such payment is not less than $2,500,000”.

4. Minimum EBITDA.

(a) The table in Schedule 9.18 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

Period	EBITDA
From October 2, 2005 through and including December 31, 2005	$1,750,000
From January 1, 2006 through and including April 1, 2006	($1,500,000)
From April 2, 2006 through and including July 1, 2006	$1,000,000
Immediately preceding four (4) fiscal quarters ending as of the last day of each fiscal quarter thereafter	$3,500,000

5. Waiver.

(a) Subject to the terms and conditions contained herein, Agent and Lenders hereby waive as of the effective date hereof the Event of Default arising under Section 10.1(a)(iii) of the Loan Agreement as a result of the failure of Borrowers and Guarantor to maintain the EBITDA of Guarantor and its Subsidiaries for the period from July 3, 2005 through and including October 1, 2005 at or above $3,200,000, as required under Section 9.18 of the Loan Agreement.

(b) Agent and Lenders have not waived and are not by this Amendment No. 2 waiving, and have no present intention of waiving, any other Events of Default, which may have occurred prior to the date hereof, or may be continuing on the date hereof or any Event of Default which may occur after the date hereof, other than the Event of Default set forth in Section 5(a) hereof, whether the same or similar to such Event of Default or otherwise. Agent and Lenders reserve the right, in their discretion, to exercise any or all of its or their rights and remedies arising under the Financing Agreements applicable or otherwise, as a result of any other Events of Default which may have occurred prior to the date hereof, or are continuing on the date hereof, or any Event of Default which may occur after the date hereof, whether the same or similar to the Event of Default described above or otherwise upon or after the rescission and termination of the waiver provided for in Section 5(a) above. Nothing contained herein shall be construed as a waiver of the failure of Borrowers and Guarantor to comply with the terms of the Loan Agreement and the other Financing Agreements after such time.

6. Amendment Fee. In addition to all other fees, charges, interest and expenses payable by any Borrower or Guarantor to Agent or Lenders under the Loan Agreement or any of the other Financing Agreements, Borrowers and Guarantor shall pay to Agent for the account of Lenders (in such manner as Agent may agree) an amendment fee in the amount of (a) $50,000 on the date hereof, (b) $50,000 thirty (30) days after the date hereof and (c) $50,000 sixty (60) days after the date hereof, which amendment fee in the aggregate amount of $150,000 shall be fully earned and nonrefundable as of the date hereof and may be charged to any loan account of Borrowers.

7. Representations and Warranties. Each Borrower and Guarantor represents and warrants to Agent and Lenders that the execution, delivery and performance of this Amendment No. 2 are all within its corporate or limited liability company powers, have been duly authorized, are not in contravention of law or the terms of its certificate of incorporation or formation, by laws or operating agreement or other organizational documentation, or any indenture, agreement or undertaking to which it is a party or by which it or its property are bound and this Agreement constitutes its legal, valid and binding obligations enforceable in accordance with it terms.

8. Conditions Precedent. The amendments set forth herein shall be effective as of the date hereof upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent:

(a) Agent shall have received an executed original counterparts of this Amendment No. 2, duly authorized, executed and delivered by the Borrowers and Guarantor; and

(b) Agent shall have received, in form and substance satisfactory to Agent, true, correct and complete copies of all written notices or letters from any vendor or trade supplier to any Borrower or Guarantor demanding immediate payment of all amounts owing by such Borrower or Guarantor to such vendor or supplier, except for those written notices or letters that have been previously delivered by or on behalf of Borrowers to Agent prior to the date hereof.

9. Effect of this Agreement. Except as expressly amended pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied, and, in all other respects, the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent that any provision of the Loan Agreement or any of the other Financing Agreements are inconsistent with the provisions of this Amendment No. 2, the provisions of this Amendment No. 2 shall control.

10. Further Assurances. Borrowers and Guarantors, shall execute and deliver such additional documents and take such additional action as may be requested by Agent to effectuate the provisions and purposes of this Amendment No. 2.

11. Governing Law. The validity, interpretation and enforcement of this Amendment No. 2 and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of California.

12. Binding Effect. This Amendment No. 2 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

13. Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 2.

14. Counterparts. This Amendment No. 2 may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment No. 2 by telefacsimile or other electronic means shall have the same force and effect as the delivery of an original executed counterpart of this Amendment No. 2. Any party delivering an executed counterpart of this Amendment No. 2 by telefacsimile or other electronic means shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

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IN WITNESS WHEREOF, Agent, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

AGENT	BORROWERS
WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as Agent By: /s/ Bruce Laughton Title: Vice President	MPC COMPUTERS, LLC By:/s/ Brian T. Hansen Title: V.P. and General Counsel
MPC-G, LLC By:/s/ Brian T. Hansen Title: V.P. and General Counsel MPC SOLUTIONS SALES, LLC By:/s/ Brian T. Hansen Title: V.P. and General Counsel
GUARANTOR GTG PC HOLDINGS, LLC By:/s/ Brian T. Hansen Title: V.P. and General Counsel